Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report (which contains an explanatory paragraph relating to Know Labs, Inc.’s ability to continue as a going concern, as described in Note 1 to the consolidated financial statements) dated December 27, 2019, relating to the consolidated financial statements Know Lab, Inc., which appears in the Annual Report on Form 10-K of Know Labs, Inc. for the year ended September 30, 2019.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ BPM LLP

BPM LLP
Walnut Creek, California
June 30, 2020